UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2024
TELEPHONE AND DATA SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (312) 630-1900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, $.01 par value	TDS	New York Stock Exchange
Depositary Shares each representing a 1/1000th interest in a share of 6.625% Series UU Cumulative Redeemable Perpetual Preferred Stock, $.01 par value	TDSPrU	New York Stock Exchange
Depositary Shares each representing a 1/1000th interest in a share of 6.000% Series VV Cumulative Redeemable Perpetual Preferred Stock, $.01 par value	TDSPrV	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement

On November 6, 2024, a subsidiary of Telephone and Data Systems, Inc. (“TDS”), United States Cellular Corporation (“USCC”), certain subsidiaries of USCC (collectively, “Sellers”), and New Cingular Wireless PCS, LLC (“AT&T”), a subsidiary of AT&T Inc., entered into a License Purchase Agreement (the “AT&T Purchase Agreement”) pursuant to which, among other things, Sellers have agreed to sell select spectrum assets to AT&T for approximately $1.018 billion in the aggregate, payable in cash subject to certain potential adjustments as further described in this Current Report on Form 8-K and in the AT&T Purchase Agreement.

Additional information regarding the AT&T Purchase Agreement is provided below.

AT&T Purchase Agreement

AT&T has agreed to purchase wireless spectrum licenses in the 3.45 GHz band, as well as select licenses for spectrum in the 700 MHz band (collectively, the “Licenses”) for approximately $1.018 billion in the aggregate (the “AT&T Purchase Price”), payable in cash, subject to certain potential adjustments as further discussed below and in the AT&T Purchase Agreement.

Approximately $232 million of the AT&T Purchase Price has been allocated to certain Licenses in the 700 MHz band (the “Designated Entity Spectrum Licenses”) held by an entity (the “Designated Entity”) in which a subsidiary of USCC is a non-controlling limited partner. The AT&T Purchase Agreement includes specific conditions pertaining to the transfer of the Designated Entity Spectrum Licenses. The sale of the Designated Entity Spectrum Licenses may occur at the same time as the closing of the sale of the remainder of the Licenses subject to the AT&T Purchase Agreement (the “USCC Closing”) or in one or more other closings (a closing of a sale of Designated Entity Spectrum Licenses, a “Designated Entity License Closing”, and together with the USCC Closing, each a “Closing” and collectively the “Closings”). The portion of the AT&T Purchase Price allocated to the Designated Entity Spectrum Licenses will be paid only upon the closing of the sale of the relevant Designated Entity Spectrum Licenses to AT&T. The AT&T Purchase Agreement provides that the Designated Entity will execute a joinder to the AT&T Purchase Agreement and become a Seller thereunder only when all of the equity interests of the Designated Entity have become owned, directly or indirectly, by USCC or one of its subsidiaries.

With respect to Licenses in the 3.45 GHz band that are the subject of the AT&T Purchase Agreement, the AT&T Purchase Agreement provides for a holdback by AT&T of an amount equal to 20% of the purchase price allocable to any such License that is: (i) if the USCC Closing occurs on or before January 31, 2026, encumbered by the T-Mobile Short-Term Spectrum Manager Lease, dated as of September 12, 2024, by and among T-Mobile License, LLC and the subsidiaries of USCC named therein (the “T-Mobile Short-Term Spectrum Manager Lease”) immediately following the USCC Closing; or (ii) if the USCC Closing occurs after January 31, 2026, was not subject to a pre-closing spectrum lease contemplated by the AT&T Purchase Agreement prior to January 31, 2026. Any such holdback amount will be retained by AT&T until the earlier of (i) one year following the USCC Closing; and (ii) on a License-by-License basis, if a License ceases to be encumbered by the T-Mobile Short-Term Spectrum Manager Lease prior to January 31, 2026, the date on which such License ceases to be so encumbered.

The AT&T Purchase Price is subject to other potential adjustments, as set forth in the AT&T Purchase Agreement, in the event that Licenses subject to the AT&T Purchase Agreement are ultimately excluded from the transaction in various circumstances, including in order to mitigate certain requirements imposed in connection with regulatory approvals that would exceed “regulatory material effect” thresholds described in the AT&T Purchase Agreement or to address other circumstances interfering with the sale of such Licenses to AT&T.

USCC, Sellers and AT&T have each made various representations and warranties and have agreed to specified covenants. The parties have agreed to cooperate with each other and use their respective reasonable best efforts to obtain as promptly as reasonably practicable required regulatory approvals from any applicable governmental authority in order to consummate the transactions contemplated by the AT&T Purchase Agreement, in each case subject to specific limitations set forth in the AT&T Purchase Agreement.

Each Closing is subject to customary closing conditions, including: (i) the expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the receipt of approval from the Federal Communications Commission, and, in each case, such regulatory approval shall be free of any “regulatory material effect.” In addition, Sellers’ obligations to consummate the USCC Closing, and Sellers’ obligation to consummate the closing of the sale of certain Designated Entity Spectrum Licenses to which approximately $182 million of the AT&T Purchase Price is allocated, are subject to the condition that the closing of the transactions contemplated by the Securities Purchase Agreement, dated as of May 24, 2024, by and among USCC, TDS, T-Mobile US, Inc. and USCC Wireless Holdings, LLC (the “T-Mobile Purchase Agreement”) has occurred. Each party’s obligation to consummate a Designated Entity License Closing is subject to the condition that all of the equity interests of the Designated Entity shall have become directly or indirectly wholly-owned by USCC or one of its subsidiaries.

The AT&T Purchase Agreement provides for specified termination rights. Among other customary termination rights, either of the parties to the AT&T Purchase Agreement may terminate the agreement with respect to any Closing that does not occur on or before November 6, 2026, subject to three twelve-month extensions by either party (for a total additional period of three years in the aggregate) if certain closing conditions including those relating to required regulatory approvals, the closing of the transactions contemplated by the T-Mobile Purchase Agreement and the Designated Entity becoming wholly-owned by USCC, remain outstanding at such time. The AT&T Purchase Agreement may also be terminated by Sellers with respect to all Licenses other than certain Designated Entity Spectrum Licenses to which approximately $50 million of the AT&T Purchase Price is allocated, as further described in the AT&T Purchase Agreement, if the T-Mobile Purchase Agreement shall have been terminated.

The AT&T Purchase Agreement also provides that Sellers and AT&T will indemnify one another in certain circumstances, including for certain breaches of the AT&T Purchase Agreement and for liabilities assumed by AT&T or retained by Sellers and USCC, as the case may be, subject to the terms and conditions set forth in the AT&T Purchase Agreement. Under certain circumstances, a portion of the AT&T Purchase Price may be required to be placed in escrow. Except in the case of fraud or intentional breach, Sellers’ indemnification obligations pursuant to the AT&T Purchase Agreement for breaches of its representations, warranties and covenants are generally capped at each Seller’s pro rata portion of the AT&T Purchase Price, with breaches of certain “non-fundamental” representations and warranties being subject to a cap equal to 5% of each Seller’s pro rata portion of the AT&T Purchase Price. USCC has guaranteed to AT&T the full performance by each Seller of its indemnification obligations under the AT&T Purchase Agreement, subject to the terms and conditions set forth in the AT&T Purchase Agreement.

The foregoing description of the AT&T Purchase Agreement is not complete and is qualified in its entirety by the terms and conditions of the AT&T Purchase Agreement, which will be subsequently filed with the Securities and Exchange Commission.

Item 5.07. Submission of Matters to a Vote of Security Holders

On November 6, 2024, following the execution of the AT&T Purchase Agreement, TDS, being the sole holder of Series A Common Stock, par value $1.00 per share, and majority holder of Common Stock, par value $1.00 per share, of USCC, executed a written consent adopting the AT&T Purchase Agreement and approving the transactions contemplated thereby, and a written consent approving the divestiture of the remaining wireless spectrum licenses held by USCC and its subsidiaries (other than those that are the subject of the T-Mobile Purchase Agreement, the License Purchase Agreement dated as of October 17, 2024 by and among USCC, certain subsidiaries of USCC and Verizon Communications Inc. or the AT&T Purchase Agreement) on such terms as may be approved by USCC’s Board of Directors and, in accordance with the requirements of the applicable delegations of authority, the Board of Directors of TDS. No further approval of the stockholders of USCC is required to approve the AT&T Purchase Agreement or such other wireless spectrum licenses.

Item 8.01. Other Events

On November 7, 2024, USCC issued a press release announcing the execution of the AT&T Purchase Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated in this Item 8.01 by reference.

The transaction announced today is part of USCC's previously-announced objective of opportunistically monetizing the spectrum that was not included in its proposed sale to T-Mobile. Additional information regarding USCC’s progress against this objective is included in Exhibit 99.2, which is incorporated into this Item 8.01 by reference.

Upon the consummation of the Closings, USCC expects to recognize a gain, in the aggregate, in connection with the transactions contemplated by the AT&T Purchase Agreement.

Item 9.01. Financial Statements and Exhibits
(d)   The following exhibits are being filed herewith:

Exhibit Number	Description of Exhibits
99.1	Press release, dated November 7, 2024
99.2	Supplemental Spectrum Transactions Information
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEPHONE AND DATA SYSTEMS, INC.

Date:	November 7, 2024	By:	/s/ Vicki L. Villacrez
Vicki L. Villacrez
Executive Vice President and Chief Financial Officer